UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2018

PHI GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38255-NY	90-0114535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5348 Vegas Drive # 237 Las Vegas, NV	89108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 702-475-5430

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.02 Unregistered Sales of Equity Securities

On January 25, 2018, the Company issued 2,500,000 shares of free-trading Common Stock of PHI Group, Inc. to EMA Financial LLC, holder of a Convertible Promissory Note dated April 4, 2017 of the Company, for the conversion of $9,625.00 of the principal balance of the Note, less $1,050 of conversion fees under the Note. The principal balance due remaining under this Note after this conversion is $9,977.50

On another note, on January 29, 2018 the Company paid off the Convertible Promissory Note issued to JSJ Investments, Inc. on 8/3/2017, including the original principal amount of $78,750.00 plus prepayment premium and accrued interest. This Note has been paid in full and the principal balance due remaining under this Note after the payment is $0.00.

In addition, as of the date of this report, except for the total remaining principal balances of $27,777.50 from Convertible Promissory Notes with EMA Financial LLC and another note holder that can be converted into Common Stock of the Company at the present time, there will be no other convertible promissory notes that are eligible for conversion into Common Stock of the Company until April 16, 2018 the earliest. The Company will pay off the other convertible promissory notes with cash from revenues and other sources before they are eligible to convert and will not allow additional conversion from the remaining convertible promissory notes to happen in the future.

As of January 29, 2018 there were 79,517,666 shares of the Company’s common stock issued and outstanding, excluding 5,673,327 shares of common stock that have been set aside for a special dividend distribution.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2018

PHI GROUP, INC.
(Registrant)

By:	/s/ Henry D. Fahman
Henry D. Fahman
Chairman and CEO